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                             [GRAPHIC APPEARS HERE]



                                  EXHIBIT 16.1



RE:      VISUAL MANAGEMENT SYSTEMS, INC.

This letter will confirm that we reviewed Item 4.01 of the Company's Amended Form 8-K dated August 3, 2007 captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made as they relate to Manning Elliott LLP. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Sobel & Co., LLC or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


/s/ MANNING ELLIOTT LLP
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CHARTERED ACCOUNTANTS

Vancouver, Canada

August 3, 2007